    International Equity Linked Capped Buffered Underlying Securities (BUyS)

            International Equities o Bullish o Fee-Based Accounts

CUSIP:                         2515A0 N5 8

Issuer:                        Deutsche Bank AG, London Branch

Maturity / Tenor:              3 Years

Basket:                        Equally weighted Basket comprised of the
                               iShares(R) MSCI EAFE(R) Index Fund and
                               iShares(R) MSCI Emerging Markets Index
                               Fund (each, a Basket Component and,
                               collectively, the Basket Components)

Initial Basket Level:          100

Final Basket Level:            100 x [1 + (iShares(R) MSCI EAFE(R)
                               Index Fund Return x 50.00%) +
                               (iShares(R) MSCI Emerging Markets Index
                               Fund Return x 50.00%)], where iShares(R)
                               MSCI EAF(R)E Index Fund Return and
                               iShares(R) MSCI Emerging Markets Index
                               Fund Return are each the performance of
                               the respective Basket Components,
                               expressed as a percentage, from the
                               respective Basket Component closing
                               level on the Trade Date to the
                               respective Basket Component closing
                               level on such trading day, including the
                               Final Valuation Date; subject to the
                               Share Adjustment Factor, as applicable.

Basket Return:                 Final Basket Level- Initial Basket Level
                               ----------------------------------------
                                         Initial Basket Level

                               (subject to the Index Return Cap)

Participation Rate:            110%

Basket Return Cap:             47.00% - 52.00%  (TBD on Trade Date)

Maximum Return:                51.70% - 57.20% (TBD on Trade Date)

Buffer Level:                  15% of the Initial Basket Level (first
                               15% depreciation of the Basket is fully
                               protected)

Payment at Maturity:           If the Final Basket Level:

                               (a) is greater than or equal to the
                               Initial Basket Level, a cash payment
                               equal to the Basket Return, which is
                               subject to the Basket Return Cap,
                               multiplied by the Participation Rate.
                               Accordingly, subject to the Maximum
                               Return, the Payment at Maturity will be:
                               $1,000 + ($1,000 x Basket Return x
                               Participation Rate); OR

                               (b) is less than the Initial Level, and
                               such decline is equal to or less than
                               the Buffer Level, the Payment at
                               Maturity will be $1,000; OR

                               (c) is less than the Initial Basket
                               Level, and such decline is greater than
                               the Buffer Level, the Payment at
                               Maturity will be $1,000 + [$1,000 x
                               (Basket Return + Buffer Level)].

Discounts and Commissions:     The Agents will not receive a commission
                               in connection with the sales of the
                               BUyS. Deutsche Bank Securities Inc. may
                               pay referral fees to other
                               broker-dealers of up to 0.50% or $5.00
                               per $1,000 face amount. Deutsche Bank
                               Securities Inc. may pay custodial fees
                               to other broker-dealers of up to 0.25%
                               or $2.50 per $1,000 face amount. The
                               Issuer will reimburse Deutsche Bank
                               Securities Inc. for such fees.

Agents:                        Deutsche Bank Securities Inc. and
                               Deutsche Bank Trust Company Americas
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                         Best Case Scenario at Maturity
--------------------------------------------------------------------------------
If the Basket Return is positive, investors will receive 110% of the Basket
Return at maturity, subject to a Basket Return Cap of between 47.00% and 52.00%
(TBD on Trade Date), for a Maximum Return of between 51.70% and 57.20% (TBD on
Trade Date).
--------------------------------------------------------------------------------
                        Worst Case Scenario at Maturity
--------------------------------------------------------------------------------
If the Final  Basket  Level is lower than the Initial  Basket Level by more than the Buffer Level,  an investment in the BUyS will decline by
1% for  every 1%  decline  in the  Basket  beyond  the  Buffer  Level.
Subject  to  the  credit  of  the  Issuer,  the  maximum  loss  on  an investment is 85%.
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                                    Benefits
--------------------------------------------------------------------------------
|X|  International equity exposure with principal protection for first 15% of any depreciation and upside leverage, subject to the Basket Return Cap

|X|  110% of any positive Basket Return up to the Basket Return Cap

|X|  The BUyS will outperform the Basket at maturity if the Final Basket Level is below the Initial Basket Level
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                                     Risks
--------------------------------------------------------------------------------
|X|  Because BUyS do not offer full principal protection of your initial investment and the return of the BUyS is linked to the weighted performance of the Basket Components, you may lose up to 85% of your initial investment

|X|  Return on the BUyS is limited by the Basket Return Cap, and will not benefit from any appreciation of the Basket beyond the Basket Return Cap

|X|  Return on the BUyS is linked to the value of the Basket without taking into consideration the value of dividends paid on the component stocks of the
     Basket Components

|X|  An investment in BUyS is subject to the credit of the Issuer
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                                Important Dates
--------------------------------------------------------------------------------
 Offering Period:..................August 3, 2009- August 26, 2009
 Trade Date:.......................................August 26, 2009
 Settlement Date:..................................August 31, 2009
 Final Valuation Date:.............................August 28, 2012
 Maturity Date:..........................August 31, 2012 (3 Years)
--------------------------------------------------------------------------------

                                                  ISSUER FREE WRITING PROSPECTUS
                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-137902
                                           Dated August 3, 2009 R-6034-1 [08/08]

           NOT FDIC / NCUA INSURED OR GUARANTEED MAY LOSE VALUE * NO
                              BANK GUARANTEE NOT A
                                  DEPOSIT NOT
                    INSURED BY ANY FEDERAL GOVERNMENT AGENCY

              DWS Structured Products 1.866.637.9185 ww.dws-sp.com

Capped BUyS Fact Sheet
DWS Structured Products
Return Scenarios at Maturity (Assumes a Buffer Level of 15%, Participation Rate of 110% and a Basket Return Cap of 49.50%)
Change in Basket Components (%)	Basket Return (%)	BUyS Return (%)	Payment at Maturity (per $1,000 invested)
60.00%	49.50%	54.45%	$1,544.50
40.00%	40.00%	44.00%	$1,440.00
20.00%	20.00%	22.00%	$1,220.00
10.00%	10.00%	11.00%	$1,100.00
5.00%	5.00%	5.50%	$1,055.00
0.00%	0.00%	0.00%	$1,000.00
-10.00%	-10.00%	0.00%	$1,000.00
-20.00%	-20.00%	-5.00%	$950.00
-40.00%	-40.00%	-25.00%	$750.00
-60.00%	-60.00%	-35.00%	$650.00
This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the BUyS.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis. The numbers appearing in the above table have been rounded for ease of analysis.

Selected Risk Factors
YOUR INVESTMENT IN THE BUyS MAY RESULT IN A LOSS — The BUyS do not guarantee any return of your initial investment in excess of $150 per $1,000 face amount. The return on the BUyS at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket performance is positive or negative.

THE RETURN ON YOUR BUyS IS LIMITED BY THE BASKET RETURN CAP — The Basket Return cannot exceed the Basket Return Cap of between 47.00% and 52.00% (to be determined on the Trade Date) and your payment at maturity is limited to a maximum payment of between $1,517.00 and $1,572.00 (to be determined on the Trade Date) for each $1,000.00 face amount of the BUyS you hold, regardless of any increase in the Basket beyond the Basket Return Cap.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE BUyS PRIOR TO MATURITY - Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the BUyS prior to maturity. You should be willing and able to hold your BUyS to maturity.

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS You will not receive periodic coupon payments on the BUyS or have voting rights or rights to receive cash dividends or other distributions with respect to the component stocks of the Basket Components.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET COMPONENTS OR THE MARKET VALUE OF THE BUyS - We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the BUyS, which could affect the level of the Basket Components or the value of the BUyS.

POTENTIAL CONFLICTS - Because we and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

NON-U.S. SECURITIES MARKETS RISKS — The stocks included in the Basket Components replicated by the iShares® MSCI EAFE® Index Fund and the iShares® MSCI Emerging Markets Index Fund are issued by foreign companies in foreign securities. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory & other risks.

THE ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Basket Components. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Basket Components. If an event occurs that does not require the calculation agent to make an adjustment, the value of the BUyS may be materially and adversely affected. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement.

LACK OF LIQUIDITY — There may be little or no secondary market for the BUyS. The BUyS will not be listed on any securities exchange.

CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER - Price movements in the Basket Components may not correlate with each other. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Components.

COUNTERPARTY RISK — The payment of amounts owed to you under the BUyS is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUyS — In addition to the level of the Basket on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

CURRENCY MARKETS MAY BE HIGHLY VOLATILE — The BUyS are subject to currency exchange risk through their exposure to the performance of the iShares® MSCI EAFE® Index Fund and the iShares® MSCI Emerging Markets Index Fund, which measure the performance of foreign stocks and are denominated in U.S. dollars. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE BUyS ARE UNCLEAR - Significant aspects of the U.S. federal income tax treatment of the BUyS are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

See "Selected Risk Considerations" in the accompanying term sheet and "Risk Factors" in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 702J  and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement, product supplement, term sheet No. 702J and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

DWS Structured Products   1.866.637.9185    ww.dws-sp.com